EXHIBIT 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Incorporation/Organization	Names under which Subsidiary does business
ViFi LLC	Delaware	Digital Insight

Mureau Acquisitions LLC	Delaware	Magnet Communications, A Digital Insight Company